Exhibit 10.11

                            [Curtis Group Letterhead]


Mr. Neil Kitchen
CEO
American Soil Technologies
Soil Wash Division
9310 Friars Road Suite C
San Diego, California 92108

                                  June 8, 2000


Dear Neil,

This will confirm our "discussion" via E-mail yesterday, Wednesday, June 7:

In addition to the work described in my proposal of June 6, the compensation system will include a recommendation on how many stock options and other stock incentives should be included per the level of each employee.

My fee would be a flat $10,000 plus expenses. Half of the $10,000 would be payable in company stock the price to be determined at market close on Friday, June 9, 2000. The other half and expenses would be paid in cash.

I am able to get a fare from St Louis to be able to begin work with you on Monday, June 19 for $469 (round trip). With an extra hotel night this will save about $1200. I could work with you Monday and Tuesday, then return to St. Louis and prepare the rough documents and fax them back. I can return ($469 again) the following Monday (June 26) and Tuesday to continue the work. Then we would determine the schedule from there.

Please advise if this fits your schedule.

                                 Best Regards,

                                 /s/ Howard Curtis
                                 Howard Curtis

                                 Approved: /s/ Neil Kitchen
                                           Neil Kitchen, CEO
                                           American Soil Technologies, Inc.

                                 Date: June 8, 2000